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                       Blank Rome Cominsky & McCauley LLP
                               Counselors at Law
                                One Logan Square
                        Philadelphia, Pennsylvania 19103
                                  215-569-5500
                                Fax 215-569-5555


                                  May 1, 1998

NCO Group, Inc.
515 Pennsylvania Avenue
Fort Washington, PA 19034

                Re: NCO Group, Inc.
                    Registration Statement
                    on Form S-3

Gentlemen:

         We have acted as counsel to NCO Group, Inc. (the "Company") in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to: (i) the offer and sale by the Company of 5,800,000 shares of Common Stock, no par value (the "Common Stock"); (ii) the offer and sale by the Selling Shareholders named in the Registration Statement ("Selling Shareholders") of 765,000 shares of Common Stock; and (iii) the offer and sale by the Company and certain Selling Shareholders of up to 887,233 shares and 97,515 shares of Common Stock, respectively, to be purchased at the option of the Underwriters to cover over-allotments, if any. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

         In rendering this opinion, we have examined only the following documents: (i) the Company's Amended and Restated Articles of Incorporation and Bylaws; (ii) the Company's 1995 Amended and Restated Stock Option Plan and the Company's 1996 Stock Option Plan (collectively, the "Plans") and options to purchase an aggregate of 61,058 shares of Common Stock (the "Stock Options") issued pursuant thereto to employees who are Selling Shareholders; (iii) resolutions adopted by the Board of Directors; (iv) the Company's minute book and stock records books since the date of incorporation of NCO Group, Inc.; and
(v) the

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NCO Group, Inc.
May 1, 1998
Page 2


Registration Statement. We have not performed any independent investigation other than the document examination described. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined and the genuineness of all signatures. This opinion is limited to the laws of the Commonwealth of Pennsylvania.

         Based upon and subject to the foregoing, we are of the opinion that:
(i) 6,687,233 shares of Common Stock which are being offered by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable; (ii) 801,457 shares of Common Stock which are being offered by certain Selling Shareholders pursuant to the Registration Statement, other than the shares issuable pursuant to the Stock Options, are legally issued, fully paid and non-assessable; and (iii) 61,058 shares of Common Stock which are being offered by certain Selling Shareholders pursuant to the Registration Statement upon the exercise of the Stock Options, when acquired by such Selling Shareholders upon exercise of the Stock Options in the manner contemplated by the Plans and the Stock Options, including payment of the applicable exercise price therefor, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus, which is part of the Registration Statement.

                                          Sincerely,

                                          /s/ Blank Rome Cominsky & McCauley LLP
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                                          BLANK ROME COMINSKY & McCAULEY LLP